Exhibit 10.2

SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Second Amendment”) is made and entered into as of February 6, 2019 (the “Amendment Date”), by and between Carbonite, Inc. (the “Company”) and Mohamad Ali (“Executive”).

WHEREAS, in connection with the appointment of Executive as President and Chief Executive Officer of the Company, the Company and Executive entered into an Executive Employment Agreement, dated as of December 3, 2014 (as amended by the Amendment to Executive Employment Agreement, dated as of January 8, 2015, the “Agreement”).

WHEREAS, on July 27, 2018, the Company’s board of directors (the “Board”) amended the Company’s 2011 Equity Award Plan and Senior Executive Severance Plan to implement consistency in defined terms across the Company’s compensation plans and agreements.

WHEREAS, the Board desires to amend the Agreement to complete the alignment of definitions for consistency across the Company’s compensation and employment documentation and agreements, as well as to adjust Executive’s severance compensation to better align with similarly situated individuals at peer companies.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the parties hereto hereby enter into this Second Amendment as of the Amendment Date as follows:

1.    Section 9(e) Termination of Employment. Section 9(e) of the Agreement is hereby amended and restated as follows:

(e)     Good Reason. For the purposes of this Agreement, “Good Reason” shall have the meaning set forth in the Company’s 2011 Equity Award Plan, as amended on July 26, 2018, and as reflected herein to include the italics:

“Good Reason” means that the Participant has complied with the Good Reason Process following the occurrence of any of the following events:
(i)                 a material diminution in the Participant’s responsibilities, authority or duties, including, without limitation, being the chief executive officer;
(ii)              a material diminution in the Participant’s base salary or annual bonus opportunity;
(iii)            a relocation of more than 25 miles from the office at which the Participant provides services to the Company, or
(iv)             any failure by the Company to obtain the written assumption of this Plan by any successor to the Company.

2.    Section 9(f) Termination of Employment. A new Section 9(f) is hereby added to the Agreement, as follows:

(f)     Change of Control. For the purposes of this Agreement, “Change of Control” shall have the meaning set forth in the Company’s 2011 Equity Award Plan, as amended on July 26, 2018.

3.    Section 10. Obligations of the Company Upon Termination. Section 10 of the Agreement is hereby amended and restated as follows:

10.    Obligations of the Company Upon Termination.

(a)Accrued Obligations. Within thirty (30) days following termination of your employment for any reason, you (or your estate) shall be entitled to receive a lump sum payment equal to your earned but unpaid Base Salary through the date of termination, any bonus if declared or earned but not yet paid for a completed fiscal year, any expenses owed to you, and any amount arising from your participation in, or benefits under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, “Accrued Obligations”).

(b)Termination without Cause or for Good Reason. In addition to the Accrued Obligations, if at any time following the date of this Agreement your employment or this Agreement is terminated by the Company without Cause or you resign your employment for Good Reason (other than under the circumstances described in Section 10(c)), you will be entitled to receive: (i) severance equal to twelve (12) months of your Base Salary, payable in cash, in one lump sum payment within sixty (60) days following the date of termination, and (ii) in the event that you timely elect to continue health, vision and/or dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay a lump sum payment equal to twelve (12) times the Company’s portion of your monthly premium payments for each such coverage elected by you and your eligible dependents, if applicable, in one lump sum payment within sixty (60) days following the date of termination.

(c)Termination following a Change of Control. If at any time following the date of this Agreement, your employment or this Agreement is terminated by the Company without Cause or you resign your employment for Good Reason, in either case within twelve (12) months following a Change of Control, in addition to the Accrued Obligations (but in lieu of the payments described in Section 10(b)), you will be entitled to receive: (i) severance equal to twenty-four (24) months of your Base Salary, (ii) your total target bonus as if it had been achieved at 100% for the fiscal year in which the Change of Control occurred, in each case payable in cash, in one lump-sum payment within sixty (60) days following your termination date, and (iii) in the event that you timely elect to continue health, vision and/or dental coverage pursuant to COBRA, the Company will pay eighteen (18) times the Company’s portion of your monthly premium payments for each such coverage elected by you and your eligible dependents, if applicable, in one lump sum payment to you within sixty (60) days following the date of termination.

(d)Release. The foregoing and any rights you have under the equity compensation provisions of this Agreement or the Plan shall be your sole and exclusive remedy and in lieu of any other rights or remedies to which you may otherwise be entitled, whether at law, tort or contract, in equity or under this letter agreement upon or with respect to such termination of employment. Further, the receipt of any payment pursuant to Section 10(b) or 10(c) will be subject to you signing and not revoking a waiver of claims and general release in substantially the form attached hereto as Exhibit A (the “Release”), as such waiver may be modified from time to time to provide the broadest form of release and waiver of claims given the current state of the law. If within forty-five (45) days following your termination date, you do not either (i) execute the Release or (ii) you are solely responsible for the Release not becoming effective and irrevocable, you will forfeit all rights to any severance payments hereunder. In no event will severance payments be paid or provided unless and until the Release becomes effective. Except as otherwise expressly provided herein or in the Plan, you shall not be entitled to any other salary, bonuses, employee benefits or compensation from the Company after the termination of employment and all of your rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the date of termination of employment shall cease and be forfeited upon such termination, other than those expressly required under applicable law (such as COBRA).

4.    Governing Law; Jurisdiction. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principle of conflicts of laws. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts and the appellate courts having jurisdiction of appeals in such courts.

5.    Effect of Amendment. Except as modified hereby, the Agreement is reaffirmed in all respects, and all references therein to “the Agreement” shall mean the Agreement, as modified hereby.

6.    Execution in Counterparts. This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures delivered via facsimile or electronic file shall be the same as original signatures.

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first set forth above.

CARBONITE, INC.

/s/Todd Krasnow
By: Todd Krasnow
Its: Director

MOHAMAD ALI

/s/Mohamad Ali